 Exhibit 99.3

FORM OF LETTER TO NOMINEE HOLDERS OF BUCS

WHOSE CLIENTS ARE BENEFICIAL HOLDERS

3,378,232 Beneficial Unit Certificates

Representing Assigned Limited Partnership Interests of

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

Offered Pursuant to Subscription Rights

Distributed to Holders of Record of Beneficial Unit Certificates as of

[                               ], 2008

 [            ], 2008

To Securities Dealers, Commercial Banks,

Trust Companies, and Other Nominees:

As a record holder of Beneficial Unit Certificates, or BUCs, representing assigned limited partnership interests in America First Tax Exempt Investors, L.P. (the “Company”) as of [                   ], 2008, you are entitled to purchase additional BUCs at a subscription price of $[        ] per BUC through the exercise of the Subscription Rights that are being delivered to you by this letter.  One Subscription Right has been issued in your name for every four BUCs that you owned of record on that record date.  The Subscription Rights are evidenced by the enclosed Subscription Rights Certificate issued in your name or the name of your nominee.

We are asking all securities dealers, commercial banks, trust companies and other persons who may hold BUCs as nominee for the beneficial owners of BUCs, to please take prompt action to notify their beneficial owners of this Rights Offering and to request instructions from them as to whether they wish you to elect to subscribe for any BUCs in this Rights Offering.  We have enclosed a form of letter that can be used to notify beneficial owners of BUCs of this Rights Offering and of the procedures and deadlines that they must follow to exercise their Subscription Rights through you.

Your prompt action is requested.  To exercise Subscription Rights, the subscription documents must be completed in accordance with the enclosed Instructions and delivered along with the full amount of the subscription payment so that they are received by American Stock Transfer & Trust Company, who is acting as our Subscription Agent for this Rights Offer, not later 5:00 p.m., Eastern Time, on [                        ], 2008.  Rights not exercised prior to this time will expire at the deadline for their exercise, unless our general partner extends the deadline for exercising Subscription Rights.  With limited exceptions, the Subscription Rights are non-transferable and may only be exercised by the record holder thereof.

Each Subscription Right allows the holder to purchase one BUC at the subscription price pursuant to the “Basic Subscription Privilege.”  Holders may also subscribe for additional BUCs through the “Over-Subscription Privilege” if the holder has exercised its Basic Subscription Privilege in full.  Nominee holders will be allowed to exercise the Over-Subscription Privilege on behalf of any beneficial owner that instructs the nominee holder to exercise the Basic Subscription Privilege in full with respect to such beneficial owner’s Subscription Rights.  If you exercise the Over-Subscription Privilege on behalf of any beneficial owner of Subscription Rights, you will be required to certify to the Company and our Subscription Agent, as to (i) the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Privilege, (ii) whether the Basic Subscription Privilege of each beneficial owner of Subscription Rights you represent has subscribed for all of the BUCs they were entitled to buy under their Basic Subscription Privilege, and (iii) the number of BUCs being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights you represent.

Each Subscription Right allows the holder to purchase one BUC at the subscription price pursuant to the “Basic Subscription Privilege.”  Holders may also subscribe for additional BUCs through the “Over-Subscription Privilege” if the holder has exercised its Basic Subscription Privilege in full.  Nominee holders will be allowed to exercise the Over-Subscription Privilege on behalf of any beneficial owner that instructs the nominee holder to exercise the Basic Subscription Privilege in full with respect to such beneficial owner’s Subscription Rights.  If you exercise the Over-Subscription Privilege on behalf of any beneficial owner of Subscription Rights, you will be required to certify to the Company and our Subscription Agent, as to (i) the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Privilege, (ii) whether the Basic Subscription Privilege of each beneficial owner of Subscription Rights you represent has subscribed for all of the BUCs they were entitled to buy under their Basic Subscription Privilege, and (iii) the number of BUCs being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights you represent.

The following documents are enclosed with this letter:

(a)           Prospectus, dated [               ], 2008, which contains a full description of this Rights Offering, including answers to many common questions and a discussion of certain risks associated with purchasing additional BUCs through this Rights Offering; and

(b)           a form of a Letter to Clients of Nominee Holders that may be sent by you to your clients for whose accounts you hold BUCs registered in your name or the name of your nominee, with an attached form of Beneficial Owner Election that they will use to instruct you regarding their desire to have Subscription Rights exercised on their behalf by you;

Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Services, who we have retained as the Information Agent for this Rights Offering.  The Information Agent can also assist you with any questions that you may have about the Rights Offering.  You may contact the Information Agent’s toll-free telephone number at (212) 440-9800.

Any commissions, fees, and other expenses (including brokerage commissions and transfer taxes) charged by you in connection with the exercise of the Subscription Rights will be payable solely by your clients.  The Company is not responsible for the payment of these expenses.

Thank you for your assistance.

Very truly yours,

America First Tax Exempt Investors, L.P..

NOTHING IN THIS LETTER, THE PROSPECTUS OR IN ANY OF THE OTHER ENCLOSED MATERIAL SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF AMERICA FIRST TAX EXEMPT INVESTORS, L.P., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.